Exhibit (c)(v)

                        (Rosenman & Colin LLP Letterhead)

November 12, 1999


Mr. Glen Fuller
MacKenzie Patterson, Inc.
1640 School Street
Moraga, California 94556

Dear Mr. Fuller:

This letter is written on behalf of our client, Resources Accrued Mortgage Investors L.P.-Series 86 (the "Partnership"), in response to the letter dated November 12,1999 from Paul J. Derenthal containing a request pursuant to Rule 14d-5(a) under the Securities and Exchange Act of 1934 (the "Act") on behalf of the Purchasers referred to in such letter (the "Purchasers").

On behalf of the Partnership and in accordance with Rule 14d-5(a)(4) under the Act, this letter will confirm that (i) the Partnership elects to comply with all of the provisions of Rule 14d-5(b) under the Act, (ii) there are approximately 11,500 holders of units of limited partnership interest in the Partnership,
(iii) copies of the Purchasers' tender offer materials should be delivered to Global Financial Press, 75 Ninth Avenue, 2nd Floor, New York, New York 10011,
Attention: Jack Simunek and (iv) the approximate direct costs incidental to the mailing of the Purchasers' tender offer materials is $28,750.

Very truly yours,


Mark I. Fisher


cc:   Paul J. Derenthal, Esq.
      Michael Ashner